UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2010

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO 44143-1467
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01   Entry into a Material Definitive Agreement.

On October 18, 2010, Associated Estates Realty Corporation (the “Company”) entered into a $250 Million Senior Unsecured Revolving Credit Facility (the “Revolver”).  The Revolver replaces the Company’s $150 Million Revolving Credit Facility.  The Revolver initially bears interest at LIBOR plus a spread of 230 basis points.  The interest rate spread over LIBOR is based upon a financial ratio and may range between 230 and 325 basis points for LIBOR-based loans.  There is a commitment fee on the unused portion of the Revolver of 35 basis points per annum.  The Revolver includes a $50 million accordion amount and has an initial term of three years with a one year extension at the Company’s option and was secured through PNC Bank, National Association, acting as Co-Lead Arranger and Administrative Agent and Wells Fargo Bank, N.A., acting as Co-Lead Arranger and Syndication Agent. US Bank N.A. acted as Documentation Agent. The other participating banks are Raymond James Bank, FSB, The Huntington National Bank, Citibank, N.A., Compass Bank and RBS Citizens, N.A.  The Revolver contains financial covenants that include, without limitation, a maximum debt limitation and ratios related to net worth, leverage, fixed charge coverage, unencumbered interest coverage and dividend payments.  The Revolver includes other customary representations, warranties and covenants.

Citibank, N.A., Raymond James Bank, FSB, Wells Fargo Bank, N.A. or their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other administrative services for the Company for which they have received, and will receive, customary fees and expenses.

ITEM 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

October 21, 2010	/s/ Lou Fatica
(Date)	Lou Fatica, Vice President
Chief Financial Officer and Treasurer

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